Annual Statement/Changes In Beneficial Ownership



                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

[ ] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[  ] Form 3 Holdings Reported

[  ] Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

     DIPAOLO,           ANGELO
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   (Last)               (First)                 (Middle)

     501 WEST NORTH AVENUE
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     (Street)

     MELROSE PARK,       IL             60160
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     (City)              (State)        (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     MIDWEST BANC HOLDINGS, INC. (MBHI)

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3.   IRS or Social Security Number of Reporting Person (Voluntary)

     ###-##-####
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4.   Statement for Month/Year

     DECEMBER, 1998

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5.   If Amendment, Date of Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

   [x  ]   Director                       [    ]   10% Owner
   [   ]   Officer (give title below)     [    ]   Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [   ] Form filed by one Reporting Person
     [   ] Form filed by more than one Reporting Person

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          TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
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


                                                                                  5.
                                                  4.                              Amount of
                                                  Securities Acquired             Securities                            7.
                    2.                            (A) or Disposed of (D)          Beneficially       6.                 Nature of
                    Transaction   3.              (Instr. 3, 4 and 5)             Owned at End       Ownership Form:    Indirect
1.                  Date          Transaction      ---------------------          of Issuer's        Direct (D)         Beneficial
Title of Security   (Month/Day    Code            Amount   (A)or   Price          Fiscal Year        or Indirect (I)    Ownership
(Instr. 3)          Year)         (Instr. 8)               (D)                    (Instr. 3 and 4)   (Instr.4)          (Instr. 4)
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
COMMON STOCK,
PAR VALUE $.01                     G              3,700     D      15.25            54,868               D
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                                                                                   433,384               D
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                                                                                     8,230               I         DAUGHTER AT HOME
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                                                                                       800               D         TRUSTEE FOR MINOR
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                                                                                       300               D         TRUSTEE FOR MINOR
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                                                                                        40               D         TRUSTEE FOR MINOR
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                                                                                   497,622
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
*    If the Form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                              (Print or Type Responses)

    TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY
      OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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



                                           5.         6.             7.
                                           Number of  Date           Title and
                                           Derivative Excercisable   Amount of
                                           Securities and            Underlying                 9.           10.
                                           Acquired   Expiration     Securities                 Number of    Ownership
                                           (A) or     Date           (Instr. 3                  Derivative   of           11.
1.        2.          3.                   Disposed   (Month/        and 4)           8.        Securities   Derivative   Nature
Title of  Conversion  Trans-     4.        of (D)     Day/Year)      ------------     Price of  Beneficially Security:    of
Deriva-   or Exercise action     Trans-    (Instr. 3, --------------        Amount    Deriva-   Owned        Direct       Indirect
tive      Price of    Date       action    4 and 5)   Date    Expir-        or        tive      at End       (D) or       Beneficial
Security  Derivative  (Month/    Code      --------   Exer-   ation         Number of Security  of Year      Indirect (I) Ownership
(Instr.3) Security    (Day/Year) (Inst. 8) (A)  (D)   cisable Date    Title Shares    (Instr.5) (Instr.4)    (Instr.4)    (Instr.4)
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


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
Explanation of Responses:



/s/EDWARD H. SIBBALD                                     02/28/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                    Date
        Executive Vice President, on
        behalf of Daniel Nagle

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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